Filed Pursuant to Rule 433

Registration No. 333-180289

Dated November 25, 2014

FREE WRITING PROSPECTUS

(To Prospectus dated March 22, 2012,

Prospectus Supplement dated March 22, 2012,

and Equity Index Underlying Supplement dated March 22, 2012)

HSBC USA Inc.

Performance Notes

}	Performance Notes Linked to a basket consisting of the S&P 500® Index (55%), the Russell 2000® Index (15%) and the MSCI EAFE Index (30%)
}	Nine-year maturity
}	Exposure to 96.4% of the positive return in the reference asset
}	If the reference asset declines, payment of principal at maturity
}	The Notes will not pay interest
}	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Performance Notes (each a “Note” and collectively the “Notes") will not be listed on any U.S. securities exchange or automated quotation system. The Notes will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-16 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-9 of this document, page S-3 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be $965.00 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-9 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000
Total

1 HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.10% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-16 of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

Performance Notes

Linked to a Basket Consisting of the S&P 500® Index, the Russell 2000® Index and the MSCI EAFE® Index

Indicative Terms*

Principal Amount	$1,000 per Note
Reference Asset	A basket consisting of the following three indices (each, a “Reference Asset Component” and together, the “Reference Asset Components”): the S&P 500® Index (the “SPX”), the Russell 2000® Index (the “RTY”) and the MSCI EAFE® Index (the “MXEA”)
Component Weightings

Reference Asset	Component Weighting	Initial Component Value
SPX	55%
RTY	15%
MXEA	30%

Term	Nine years
Payment at Maturity per Note

If the Final Reference Return is greater than zero, you will receive:

$1,000 + ($1,000 × Final Reference Return × Upside Participation Rate).

If the Final Reference Return is less than or equal to zero, you will receive the $1,000 Principal Amount.

Upside Participation Rate	96.4%
Final Reference Return	Final Basket Value – Initial Basket Value Initial Basket Value
Initial Basket Value	Set to 100 on the Pricing Date
Final Component Return

For each of the Reference Asset Components, the Final Component Return refers to the final return for that Reference Asset Component. The return is expressed as the percentage change from the Initial Component Value of that Reference Asset Component to its Final Component Value, as follows:

Final Component Value – Initial Component Value

Initial Component Value

Final Basket Value	100 × (1 + (the sum of each Final Component Return multiplied by its respective Component Weighting))
Trade Date	November 26, 2014
Pricing Date	November 26, 2014
Original Issue Date	December 3, 2014
Valuation Date†	November 29, 2023
Maturity Date†	December 4, 2023
CUSIP/ISIN	40433BUB2/US40433BUB25

* As more fully described on page FWP-4.

†Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.

The Notes

The Performance Notes are designed for investors who believe the Reference Asset will appreciate over the term of the Notes. If the level of the Reference Asset decreases, the Notes provide for a minimum payment of $1,000 per $1,000 Principal Amount at maturity, subject to the credit risk of HSBC.

The offering period for the Notes is through November 26, 2014

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Information about the Reference Asset Components

S&P 500® Index
The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries. The top 5 industry groups by market capitalization as of October 31, 2014 were: Information Technology, Financials, Health Care, Consumer Discretionary, and Industrials.

Russell 2000® Index

The RTY is designed to track the performance of the small-capitalization segment of the U.S. equity market. It consists of the smallest 2,000 companies included in the Russell 3000® Index, which is composed of the 3,000 largest U.S. companies as determined by market capitalization. The top 5 industry groups by market capitalization as of October 31, 2014 were: Financial Services, Technology, Healthcare, Consumer Discretionary and Producer Durables.

The MSCI EAFE® Index
The MXEA is intended to measure equity market performance in developed market countries, excluding the U.S. and Canada. The MXEA is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial value of 100. The MXEA is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. As of October 31, 2014, the MXEA consisted of companies from the following 21 developed countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom.

The graphs above illustrate the daily performance of each Reference Asset Component from January 1, 2008 through November 21, 2014. The closing values in the graphs above were obtained from the Bloomberg Professional® Service. Past performance of any Reference Asset Component is not necessarily an indication of its future performance. For further information on each Reference Asset Component, please see “Information Relating to the Reference Asset Components” beginning on page FWP-14 and “The S&P 500® Index,” “the Russell 20000® Index” and “the MSCI EAFE® Index” in the accompanying Equity Index Underlying Supplement. We have derived all disclosure regarding the Reference Asset Components from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Asset Components.

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HSBC USA Inc.

Participation Notes

Linked to a Basket Consisting of the S&P 500® Index, the Russell 2000® Index and the MSCI EAFE® Index

The offering of Notes will have the terms described in this free writing prospectus and the accompanying prospectus, prospectus supplement and Equity Index Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement, the terms described in this free writing prospectus shall control.

This free writing prospectus relates to an offering of Notes linked to the performance of an unequally weighted basket consisting of the Reference Asset Components (together, the “Reference Asset”). The Notes are a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The Reference Asset consisting of the following three indices (each a “Reference Asset Component” and together, the “Reference Asset Components”): the S&P 500® Index (the “SPX”), the Russell 2000® Index (the “RTY”) and the MSCI EAFE® Index (the “MXEA”).
Component Weightings:	Reference Asset Component Weighting Initial Component Value SPX 55% RTY 15% MXEA 30%
Trade Date:	November 26, 2014
Pricing Date:	November 26, 2014
Original Issue Date:	December 3, 2014
Valuation Date:	November 29, 2023. The Valuation Date is subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date:	3 business days after the Valuation Date, which is expected to be December 4, 2023. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes–Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Payment at Maturity per Note:

If the Final Reference Return is greater than zero, you will receive:

$1,000 + ($1,000 × Final Reference Return × Upside Participation Rate).

If the Final Reference Return is less than or equal to zero, you will receive the $1,000 Principal Amount.

Upside Participation Rate:	96.4%
Final Reference Return:	The quotient, expressed as a percentage, calculated as follows: Final Basket Value – Initial Basket Value Initial Basket Value
Initial Basket Value:	Set to 100 on the Pricing Date
Final Basket Value:	The Final Basket Value will be calculated as follows: 100 × (1 + (the sum of each Final Component Return multiplied by its respective Component Weighting))

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Final Component Return:

For each of the Reference Asset Components, the Final Component Return refers to the final return for that Reference Asset Component. The return is expressed as the percentage change from the Initial Component Value of that Reference Asset Component to its Final Component Value, as follows:

Final Component Value – Initial Component Value

Initial Component Value

Initial Component Value:	With respect to each Reference Asset Component, its Official Closing Value (as defined below) on the Pricing Date, as determined by the calculation agent.
Final Component Value:	With respect to each Reference Asset Component, its Official Closing Value on the Valuation Date, as determined by the calculation agent.
Official Closing Value:	With respect to each Reference Asset Component, the Official Closing Value on any trading day will be determined by the calculation agent based upon the closing level of that index, as applicable, displayed on the following pages on the Bloomberg Professional® service: for the SPX, page “SPX <INDEX>”; for the RTY, page “RTY <INDEX>”; and for the MXEA, page “MXEA <INDEX>”. With respect to any of the foregoing, if the value for the relevant Reference Asset Component is not so displayed on that page, the calculation agent may refer to the display on any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
CUSIP/ISIN:	40433BUB2/US40433BUB25
Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

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GENERAL

This free writing prospectus relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in any Reference Asset Component or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the Equity Index Underlying Supplement dated March 22, 2012. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Equity Index Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-9 of this free writing prospectus, beginning page S-3 of the prospectus supplement and beginning on page S-1 of the Equity Index Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm

}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

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Payment at Maturity

On the Maturity Date, for each Note you hold, we will pay you the Payment at Maturity, which is an amount in cash, described below:

If the Final Reference Return is greater than or equal to zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of Notes, equal to:

$1,000 + ($1,000 × Final Reference Return × Upside Participation Rate).

If the Final Reference Return is less than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of Notes, equal to the $1,000 Principal Amount.

Any payments on the Notes are subject to the credit risk of HSBC.

Interest

The Notes will not pay interest.

Business Day

A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

Payment When Offices or Settlement Systems Are Closed

If any payment is due on the Notes on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsors

With respect to SPX, S&P Dow Jones Indices LLC, a part of McGraw-Hill Financial, is the reference sponsor. With respect to RTY, the Russell Investment Group is the reference sponsor. With respect to MXEA, MSCI Inc. is the reference sponsor.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:	The Notes may not be suitable for you if:

} You are willing to make an investment with a return that will be 96.4% of the potential positive performance of the Reference Asset, and you believe the level of the Reference Asset will increase over the term of the Notes.

} You are willing to make an investment based on a minimum payment of $1,000 per $1,000 Principal Amount of Notes at maturity.

} You are willing to forgo dividends or other distributions paid on the stocks comprising the Reference Asset Components.

} You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

} You do not seek current income from your investment.

} You do not seek an investment for which there is an active secondary market.

} You are willing to hold the Notes to maturity.

} You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

} You believe the Final Reference Return will be negative or that the Final Reference Return multiplied by the 96.4% Upside Participation Rate will not be sufficiently positive to provide you with your desired return.

} You are unwilling to make an investment based on a minimum payment of $1,000 per $1,000 Principal Amount of Notes at maturity.

} You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

} You prefer to receive the dividends or other distributions paid on the stocks comprising the Reference Asset Components.

} You seek current income from your investment.

} You seek an investment for which there will be an active secondary market.

} You are unable or unwilling to hold the Notes to maturity.

} You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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Risk Factors

We urge you to read the section “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement and beginning on page S-1 of the accompanying Equity Index Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the stocks comprising any Reference Asset Component. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus, prospectus supplement and Equity Index Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

}	“—Risks Relating to All Note Issuances” in the prospectus supplement;

}	“—General Risks Related to Indices” in the Equity Index Underlying Supplement;

}	“—Securities Prices Generally Are Subject to Political, Economic, Financial and Social Factors that Apply to the Markets in which They Trade and, to a Lesser Extent, Foreign Markets” in the Equity Index Underlying Supplement; and

}	“—Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes do not pay interest and may not pay more than the stated principal amount at maturity.

The terms of the Notes differ from those of ordinary debt securities in that the Notes do not pay interest. In addition, if the Final Basket Value is equal to or less than the Initial Basket Value, you will receive for each note that you hold a payment at maturity that is limited to the principal amount, subject to the credit risk of HSBC. Your return on the Notes may be less than the return available on a conventional fixed or floating rate debt security with a similar maturity, and may not be sufficient to offset factors, such as inflation, that affect the time value of money.

You will only participate in 94.6% of any appreciation in the Reference Asset.

The Upside Participation Rate is only 94.6%. Accordingly, the return on the Notes will not reflect the full increase, if any, in the value of the Reference Asset. In addition, because the return on the Notes will not reflect any dividends on the securities represented by the Reference Asset Components, a direct investment in those securities could be greater than the return on the Notes.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The amount payable on the Notes is not linked to the value of the Reference Asset at any time other than on the Valuation Date.

The Final Basket Value will be based on the Final Component Value of each of the Reference Asset Components on the Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the level of the Reference Asset appreciates during the term of the Notes other than on the Valuation Date but then decreases on the Valuation Date to a level that is less than the Initial Basket Level, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the level of the Reference Asset prior to that decrease. Although the actual level of the Reference Asset on the Maturity Date or at other times during the term of the Notes may be higher than the Final Basket Level, the Payment at Maturity will be based solely on the Final Component Value of the Reference Asset Components on the Valuation Date.

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A change in the value of one or more Reference Asset Components may be offset by a change in the values of the other Reference Asset Components.

A change in the value of one or more Reference Asset Components as of the Valuation Date may not correlate with a change in the values of the other Reference Asset Components. The value of one or more Reference Asset Components may increase, while the values of the other Reference Asset Components may not increase as much, or may even decrease. Therefore, in calculating the value of the Reference Asset, an increase in the value of one or more Reference Asset Components may be moderated, or wholly offset, by lesser increases or decreases in the values of the other Reference Asset Components. This effect is further amplified by the differing weights of the Reference Asset Components. Changes in the level of the SPX, which is more heavily weighted in the Reference Asset, will have a larger impact than changes in the values of the other two Reference Asset Components.

The Notes will not bear interest.

As a holder of the Notes, you will not receive interest payments.

Changes that affect the Reference Asset will affect the market value of the Notes and the amount you will receive at maturity.

The policies of the reference sponsor or reference issuers concerning additions, deletions and substitutions of the constituents comprising the Reference Asset Components and the manner in which the reference sponsor or reference issuers take account of certain changes affecting those constituents may affect the values of the Reference Asset Components. The policies of the reference sponsor or reference issuers with respect to the calculation of the Reference Asset Components could also affect the values of the Reference Asset Components. The reference sponsor or reference issuers may discontinue or suspend calculation or dissemination of the Reference Asset Components. Any such actions could affect the value of and return on the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the values of the Reference Asset Components and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

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If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 22 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

Small-capitalization risk.

The RTY tracks companies that are considered small-capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the RTY may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies may also be more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are at times less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. These companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

Risks associated with non-U.S. companies.

The level of the MXEA depends upon the stocks of non-U.S. companies, and thus involve risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the MXEA and, as a result, the value of the Notes.

The Notes will not be adjusted for changes in exchange rates.

Although the equity securities represented by the MXEA are traded in currencies other than U.S. dollars, and your Notes are denominated in U.S. dollars, the amount payable on your Notes, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the level of the MXEA, and therefore the value of your Notes. The amount we pay in respect of your Notes, if any, will be determined solely in accordance with the procedures described in this free writing prospectus.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Tax treatment.

We intend to treat the Notes as contingent payment debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat the Notes as contingent payment debt instruments for all U.S. federal income tax purposes. Assuming the Notes are treated as contingent payment debt instruments, a U.S. holder will be required to include original issue discount in gross income each year, even though no payments will be made on the Notes until maturity. For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” below and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

FWP-11

Illustrative Examples

The following examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Reference Asset relative to its Initial Basket Value. We cannot predict the Official Closing Values of the Reference Asset Components. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take these examples as an indication or assurance of the expected performance of the Reference Asset. With respect to the Notes, the Payment at Maturity may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the examples below have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in Notes for a hypothetical range of performance for the Final Reference Return from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Note” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount of Notes to $1,000. The potential returns described here assume that your Notes are held to maturity. You should consider carefully whether the Notes are suitable to your investment goals. The following table and examples assume the following:

} Principal Amount: $1,000

} Initial Basket Level: 100

} Upside Participation Rate: 96.4%

} Minimum payment: $1,000

Hypothetical Final Basket Level	Hypothetical Final Reference Return	Hypothetical Payment at Maturity	Hypothetical Return on the Note
200	100.00%	$1,964.00	96.400%
180	80.00%	$1,771.20	77.120%
160	60.00%	$1,578.40	57.840%
140	40.00%	$1,385.60	38.560%
130	30.00%	$1,289.20	28.920%
120	20.00%	$1,192.80	19.280%
115	15.00%	$1,144.60	14.460%
110	10.00%	$1,096.40	9.640%
105	5.00%	$1,048.20	4.820%
102	2.00%	$1,019.28	1.928%
101	1.00%	$1,009.64	0.964%
100	0.00%	$1,000.00	0.000%
99	-1.00%	$1,000.00	0.000%
98	-2.00%	$1,000.00	0.000%
95	-5.00%	$1,000.00	0.000%
85	-15.00%	$1,000.00	0.000%
80	-20.00%	$1,000.00	0.000%
70	-30.00%	$1,000.00	0.000%
60	-40.00%	$1,000.00	0.000%
40	-60.00%	$1,000.00	0.000%
20	-80.00%	$1,000.00	0.000%
0	-100.00%	$1,000.00	0.000%

The following examples indicate how the Payment at Maturity would be calculated with respect to a hypothetical $1,000 investment in the Notes.

Example 1: The level of the Reference Asset increases from the Initial Basket Level of 100 to a Final Basket Level of 105.

Final Reference Return:	5%
Payment at Maturity:	$1,048.20

Because the Final Reference Return is positive, the Payment at Maturity would be $1,048.20 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × Final Reference Return × Upside Participation Rate)

= $1,000 + ($1,000 × 5% × 96.4%)

= $1,048.20

Example 1 shows that you will receive the return of your principal investment plus a return equal to the Final Reference Return multiplied by the Upside Participation Rate of 99.6% (0.964x) when such Final Reference Return is positive.

Example 2: The level of the Reference Asset decreases from the Initial Basket Level of 100 to a Final Basket Level of 60.

Final Reference Return:	-40%
Payment at Maturity:	$1,000

Because the Final Reference Return is less than zero, the Payment at Maturity would be $1,000 per $1,000 Principal Amount of Notes, the minimum payment on the Notes.

FWP-12

Information relating to the reference asset Components

Description of the SPX

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure the performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

The top 5 industry groups by market capitalization as of October 31, 2014 were: Information Technology, Financials, Health Care, Consumer Discretionary, and Industrials.

In September 2012, S&P Dow Jones Indices LLC updated its index methodology so that, subject to several exceptions, shareholdings by specified types of insiders that represent more than 5% of the outstanding shares of a security are removed from the float for purposes of calculating the SPX.

For more information about the SPX, see “The S&P 500® Index” beginning on page S-6 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SPX

The following graph sets forth the historical performance of the SPX based on the daily historical closing levels from January 2, 2008 through November 21, 2014. The closing level for the SPX on November 21, 2014 was 2,063.50. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the SPX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the SPX on the Valuation Date.

License Agreement

Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC.  “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of S&P and have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by HSBC.  The S&P 500® Index (the “Index”) is a product of S&P Dow Jones Indices LLC, and has been licensed for use by HSBC.

The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Index to track general market performance.  S&P Dow Jones Indices’s only relationship to HSBC with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices.  The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to HSBC or the Notes.  S&P Dow Jones Indices has no obligation to take the needs of HSBC or the holders of the Notes into consideration in determining, composing or calculating the Index.  S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash.  S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security within the Index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.   Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by HSBC, but which may be similar to and competitive with the Notes.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index.  It is possible that this trading activity will affect the value of the Index and the Notes.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY HSBC, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND HSBC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

FWP-13

Description of the RTY

The RTY is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or NASDAQ, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

The top 5 industry groups by market capitalization as of October 31, 2014 were: Financial Services, Technology, Healthcare, Consumer Discretionary and Producer Durables.

For more information about the RTY, see “The Russell 2000® Index” beginning on page S-21 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the RTY

The following graph sets forth the historical performance of the RTY based on the daily historical closing levels from January 2, 2008 through November 21, 2014. The closing level for the RTY on November 21, 2014 was 1,172.416. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the RTY should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the RTY on the Valuation Date.

Description of the MXEA

The MXEA is intended to measure equity market performance in developed market countries, excluding the U.S. and Canada. The MXEA is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial value of 100. The MXEA is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. As of October 31, 2014, the MXEA consisted of companies from the following 21 developed countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom.

For more information about the MXEA, see “MSCI Indices” beginning on page S-36 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the MXEA

The following graph sets forth the historical performance of the MXEA based on the daily historical closing levels from January 2, 2008 through November 21, 2014. The closing level for the MXEA on November 21, 2014 was 1,831.20. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the MXEA should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the MXEA on the Valuation Date.
FWP-14

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated Payment at Maturity due and payable in the same general manner as described in “Payment at Maturity” in this free writing prospectus. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Valuation Date for purposes of determining the accelerated Final Return for each Reference Asset Component, and the accelerated maturity date will be the third business day after the accelerated Valuation Date. If a market disruption event exists with respect to any Reference Asset Component on that scheduled trading day, then the accelerated Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days. For the avoidance of doubt, if no market disruption event exists with respect to a Reference Asset Component on the scheduled trading day preceding the date of acceleration, the determination of that Reference Asset Component’s Final Return will be made on that date, irrespective of the existence of a market disruption event with respect to any other Reference Asset Component occurring on that date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.10% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

U.S. Federal Income Tax Considerations

You should carefully consider the matters set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes.  This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes.  We intend to treat the Notes as contingent payment debt instruments for U.S. federal income tax purposes.  Pursuant to the terms of the Notes, you agree to treat the Notes as contingent payment debt instruments for all U.S. federal income tax purposes and, in the opinion of Morrison & Foerster LLP, special U.S. tax counsel to us, it is reasonable to treat the Notes as contingent payment debt instruments.  Assuming the Notes are treated as contingent payment debt instruments, a U.S. holder will be required to include original issue discount (“OID”) in gross income each year, even though no payments will be made on the Notes until maturity.

Based on the factors described in the section, “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments,” in order to illustrate the application of the noncontingent bond method to the Notes, we have estimated that the comparable yield of the Notes, solely for U.S. federal income tax purposes, will be 3.16% per annum (compounded annually). Further, based upon the method described in the section, “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” and based upon the estimate of the comparable yield, we have estimated that the projected payment schedule for Notes that have a Principal Amount of $1,000 and an issue price of $1,000 consists of a single payment of $1,323.33 at maturity.

FWP-15

Based upon the estimate of the comparable yield, a U.S. holder that pays taxes on a calendar year basis, buys a Note for $1,000, and holds the Note until maturity will be required to pay taxes on the following amounts of ordinary income in respect of the Notes in each year:

Year	OID
2014	$2.42
2015	$31.68
2016	$32.68
2017	$33.71
2018	$34.78
2019	$35.87
2020	$37.01
2021	$38.18
2022	$39.38
2023	$37.62

However, the ordinary income reported in the taxable year the Notes mature will be adjusted to reflect the actual payment received at maturity. U.S. holders should also note that the actual comparable yield and projected payment schedule may be different than as provided in this summary depending upon market conditions on the date the Notes are issued.  U.S. holders may obtain the actual comparable yield and projected payment schedule as determined by us by submitting a written request to:  Structured Equity Derivatives – Structuring HSBC Bank USA, National Association, 452 Fifth Avenue, 3rd Floor, New York, NY 10018.  A U.S. holder is generally bound by the comparable yield and the projected payment schedule established by us for the Notes.  However, if a U.S. holder believes that the projected payment schedule is unreasonable, a U.S. holder must determine its own projected payment schedule and explicitly disclose the use of such schedule and the reason the holder believes the projected payment schedule is unreasonable on its timely filed U.S. federal income tax return for the taxable year in which it acquires the Notes.

The comparable yield and projected payment schedule are not provided for any purpose other than the determination of a U.S. holder’s interest accruals for U.S. federal income tax purposes and do not constitute a projection or representation by us regarding the actual yield on a Note.  We do not make any representation as to what such actual yield will be.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. As a result, the timing and character of income in respect of the Notes might differ from the treatment described above.  You should carefully consider the discussion of all potential tax consequences as set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

We will not attempt to ascertain whether any of the entities whose stock is included in the Reference Asset Components would be treated as a passive foreign investment company (a “PFIC”) or United States real property holding corporation (a “USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Reference Asset Components were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Reference Asset Components and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Reference Asset Components is or becomes a PFIC or a USRPHC.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) generally apply to payments made after June 30, 2014. Additionally, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2016. However, the U.S. Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the Notes.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

FWP-16

TABLE OF CONTENTS

Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$ Performance Notes

November 25, 2014

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-6
Payment at Maturity	FWP-7
Investor Suitability	FWP-8
Risk Factors	FWP-9
Illustrative Examples	FWP-12
Information Relating to the Reference Asset
Components	FWP-14
Events of Default and Acceleration	FWP-16
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-16
U.S. Federal Income Tax Considerations	FWP-16

Equity Index Underlying Supplement
Risk Factors	S-1
The S&P 500® Index	S-6
The S&P 100® Index	S-10
The S&P MidCap 400® Index	S-14
The S&P 500 Low Volatility Index	S-18
The Russell 2000® Index	S-21
The Dow Jones Industrial AverageSM	S-25
The Hang Seng China Enterprises Index®	S-27
The Hang Seng® Index	S-30
The Korea Stock Price Index 200	S-33
MSCI Indices	S-36
The EURO STOXX 50® Index	S-40
The PHLX Housing SectorSM Index	S-42
The TOPIX® Index	S-46
The NASDAQ-100 Index®	S-49
S&P BRIC 40 Index	S-53
The Nikkei 225 Index	S-56
The FTSE™ 100 Index	S-58
Other Components	S-60
Additional Terms of the Notes	S-60

Prospectus Supplement
Risk Factors	S-3
Risks Relating to Our Business	S-3
Risks Relating to All Note Issuances	S-3
Pricing Supplement	S-7
Description of Notes	S-8
Use of Proceeds and Hedging	S-30
Certain ERISA Considerations	S-30
U.S. Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution (Conflicts of Interest)	S-49

Prospectus
About this Prospectus	1
Risk Factors	1
Where You Can Find More Information	1
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	3
Description of Preferred Stock	15
Description of Warrants	21
Description of Purchase Contracts	25
Description of Units	28
Book-Entry Procedures	30
Limitations on Issuances in Bearer Form	35
U.S. Federal Income Tax Considerations Relating to Debt Securities	35
Plan of Distribution (Conflicts of Interest)	51
Notice to Canadian Investors	53
Notice to EEA Investors	58
Certain ERISA Matters	59
Legal Opinions	60
Experts	60